Exhibit 5.1

2029 Century Park East, 33rd Floor | Los Angeles, California 90067-3019

T: 424.386.4000

May 7, 2021

Frontier Communications Parent, Inc.

401 Merritt 7

Norwalk, Connecticut

Ladies and Gentlemen:

We have acted as special counsel to Frontier Communications Parent, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on May 7, 2021. You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration of up to 15,783,844 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) representing 15,600,000 shares of Common Stock issuable in respect of awards to be granted under the Frontier Communications Parent, Inc. 2021 Management Incentive Plan (the “2021 Plan”) and 183,844 shares of Common Stock issuable in respect of awards to be granted under the Incentive Compensation Agreement, (together with the 2021 Plan, the “Plans”).

In rendering the opinions expressed below, we have examined the General Corporations Law of the State of Delaware (the “DGCL”), the Registration Statement, the Plans and Company records, certificates, agreements and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Company and public officials and statements and representations contained in the Registration Statement, the Plans, and other documents as we have deemed necessary.

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the issuance of the Shares pursuant to the Plans has been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the relevant Plans and any related award agreement, the Shares will have been legally and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the federal laws of the United States of America and the DGCL, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We disclaim any obligation to update anything herein for events occurring after the date hereof.

Very truly yours,

/s/ Milbank LLP

CF/AM

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